Exhibit 4.5

HAMPTON ROADS BANKSHARES, INC.

EXECUTIVE SAVINGS PLAN

Amended and Restated Effective July 23, 2006

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

TABLE OF CONTENTS

                                                                                                                                                       Page

INTRODUCTION		1
ARTICLE I DEFINITIONS		2
1.01	Account	2
1.02	Annual Compensation	2
1.03	Beneficiary	2
1.04	Board	2
1.05	Cash Account	2
1.06	Cause	3
1.07	Change in Control	3
1.08	Code	3
1.09	Committee	3
1.10	Company	3
1.11	Company Matching Contribution	3
1.12	Disability or Disabled	3
1.13	Eligible Employee	3
1.14	Employer Stock	4
1.15	Employer Stock Account	4
1.16	ERISA	4
1.17	Participant	4
1.18	Plan	4
1.19	Plan Year	4
1.20	Specified Employee	4
ARTICLE II PARTICIPATION		5
2.01	Eligibility to Participate	5
2.02	Removal From Participation	5
ARTICLE III CONTRIBUTIONS AND VESTING		6
3.01	After-Tax Contributions	6
3.02	Company Matching Contributions	6
3.03	Vesting of After-Tax Contributions, Company Matching Contributions & Earnings	6
3.04	Investment of Accounts	7
3.05	Company Notice to Participants	8
ARTICLE IV DISTRIBUTIONS		9
4.01	Timing of Payment	9
4.02	Form of Payment	9
4.03	Amount of Distribution	9
4.04	Installment Payments	10
4.05	Forfeiture	11
ARTICLE V ADMINISTRATION		12
5.01	Administrator	12
5.02	Indemnification	12
5.02	Claims-Procedure	12
ARTICLE VI AMENDMENT AND TERMINATION		13
6.01	Amendment	13
6.02	Termination	13
ARTICLE VII MISCELLANEOUS		14
7.01	Effect on Employment Rights	14
7.02	Unfunded Plan	14
7.03	Retired Participant Not an Employee	14
7.04	Non-Alienation	14
7.05	Construction of the Plan	14
7.06	Binding Nature	14
7.07	Governing Law	15
7.08	Code Section 409A	15
7.09	General Restrictions	15
ARTICLE VIII ADOPTION		16

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

INTRODUCTION

The Board of Directors of Hampton Roads Bankshares, Inc. adopted the Executive Savings Plan in 2002, for the purpose of attracting and retaining qualified key employees who are dedicated to the success of the Company.

The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” (as such phrase is used in the Employee Retirement Income Security Act of 1974). The Plan must be administered and construed in a manner that is consistent with that intent.

The Plan permits Participants to make after-tax contributions to the Plan in an amount and at a time designated by the Committee or the Board. Thereafter, each year until termination of employment or plan termination, the Company will match the Participant’s after-tax contributions dollar-for-dollar.

Effective January 1, 2005, the Plan is intended to satisfy the requirements of Code Section 409A and Treasury Regulations issued thereunder. Each provision and term of the Plan should be interpreted accordingly, but if any provision or term would be prohibited by or inconsistent with Code Section 409A, then such provision or term should be deemed to be reformed to comply with Code Section 409A as of January 1, 2005.

Effective July 25, 2006, the Plan permitted Participants to make a one-time election to direct the investment of their accounts into the common stock of Hampton Roads Bankshares, Inc. The Company wished to provide a convenient way for Participants to purchase shares at fair market value. Any such investment shall be held by The Hampton Roads Bankshares, Inc. Executive Savings Plan Trust.

Effective January 1, 2007, the Plan permits Participants to make quarterly elections to direct the investment of their accounts into the common stock of Hampton Roads Bankshares, Inc. Also, effective January 1, 2007, the Plan permits Participants to elect to receive Plan distributions in annual installments. Prior to this amendment, a Participant was required to receive his distribution in one lump sum payment. All Participants will be required to elect lump sum payments or annual installment payments prior to December 31, 2007.

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

ARTICLE I

DEFINITIONS

The following phrases or terms have the indicated meanings:

1.01	Account

Account means the notional account established and maintained for each Participant in accordance with Article III hereof, for bookkeeping purposes only, to measure the value of the After-Tax Contributions, the Company’s Matching Contributions and the earnings thereon. A Participant may direct the investment of his account into a Cash Account and/or Employer Stock Account.

1.02	Annual Compensation

Annual Compensation means the Participant’s salary, plus the Incentive Plan Bonus earned in a Plan Year.

1.03	Beneficiary

Beneficiary means the person, persons, entity, entities or the estate of a Participant entitled to receive benefits under the Plan in accordance with a properly completed beneficiary designation form. If a Participant fails to complete a beneficiary designation form, or if the form is incomplete, Beneficiary means the Participant’s estate. A Participant may amend or change his Beneficiary designation in accordance with procedures established by the Committee.

1.04	Board

Board means the Board of Directors of Hampton Roads Bankshares, Inc.

1.05.	Cash Account

Cash Account means the portion of a Participant’s Accounts deemed to be invested in an interest bearing bank account.

1.06	Cause

Cause means the definition contained in an Employment Agreement between a Participant and the Company. If there is no Employment Agreement in effect, Cause means: (i) deliberate dishonesty of the Participant with respect to the Company or any subsidiary or affiliate thereof; (ii) commission of an act of embezzlement or fraud against the Company; (iii) gross and willful failure of the Participant to perform a substantial portion of his or her duties and responsibilities as an executive of the Company, which failure continues for more than thirty (30) days after written notice has been given to the Participant setting forth in reasonable detail the nature of such failure.

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

1.07	Change in Control

Change in Control means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who is, or who has entered into a definitive agreement with the Company to become, the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the then outstanding securities of the Company; or (b) a change in the composition of a majority of the Board of Directors of the Company within twelve months after any person (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% of the combined voting power of the then outstanding securities of the Company.

1.08	Code

Code means the Internal Revenue Code of 1986, as amended.

1.09	Committee

Committee means the Compensation Committee of the Company’s Board of Directors.

1.10	Company

Company means Hampton Roads Bankshares, Inc. its wholly owned subsidiaries, and successors thereto.

1.11	Company Matching Contribution

Company Contribution means the contribution described in Plan section 3.03 and which is credited to a Participant’s Account.

1.12	Disability or Disabled

Disability or Disabled shall mean the inability, by reason of physical or mental infirmity, or both, of a Participant to engage in any employment or occupation for remuneration or profit, determined by the Board to be permanent or likely to exist for an indefinite period of years. The Board, in its sole discretion, shall determine whether a Participant has incurred a Disability in accordance with Code Section 409A and its determination shall be binding for purposes of this Plan.

1.13	Eligible Employee

Eligible Employee means a career oriented employee, a senior management employee or any other key employee of the Company.

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

1.14	Employer Stock

Employer Stock means the common stock issued by Hampton Roads Bankshares, Inc.

1.15	Employer Stock Account.

The Employer Stock Account represents the portion of a Participant’s Account deemed to be invested in Employer Stock.

1.16	ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.17	Participant

Participant means an Eligible Employee who has been selected by the Committee to participate in the Plan and who has not been removed therefrom, pursuant to Article II.

1.18	Plan

Plan means the Hampton Roads Bankshares, Inc. Executive Savings Plan.

1.19	Plan Year

Plan Year means the fiscal year of the Company.

1.20	Specified Employee

A Specified Employee means a key employee within the meaning of IRC Section 409A who are certain senior officers whose Annual Compensation is $130,000 or more (limited to the top 3 senior officers, or, if greater, the top 10%, limited to the top 50 officers); 1% owners whose compensation is $150,000 or more annually; and 5% owners (regardless of compensation). The dollar limits may be adjusted annually in notices issued by the Internal Revenue Service.

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

ARTICLE II

PARTICIPATION

2.01	Eligibility to Participate

Participation in the Plan shall be limited to Eligible Employees of the Company who are designated by the Committee to participate in the Plan. The Committee shall have sole, absolute and complete discretion to select Eligible Employees as Participants. The Committee shall inform each Participant of his designation as a Participant.

2.02	Removal From Participation

The Committee shall have sole, absolute and complete discretion to remove a Participant from the Plan. Upon removal, the Participant shall not be eligible for additional Company Matching Contributions but shall be credited with any additional years of service, if any, during his continued employment with the Company for vesting purposes.

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

ARTICLE III

CONTRIBUTIONS AND VESTING

3.01	After-Tax Contributions

(a)      The Committee will notify each Participant of the opportunity to make an After-Tax Contribution to the Plan. Specifically, the Committee determines (1) the dollar amount or the percentage of Annual Compensation each Participant is permitted to contribute to the Plan, and (2) the frequency of the After-Tax Contribution.

(b)     The amount of permitted After-Tax Contributions, frequency of contributions and the amount of Company Matching Contributions may vary with respect to each Participant.

3.02	Company Matching Contributions

(a)      The Company shall match each Participant’s After-Tax Contribution if the Board determines that the Company is profitable. The amount of the Matching Contribution shall equal the Participant’s cumulative After-Tax Contribution. Company Matching Contributions shall be credited annually to a Participant’s Account until: (i) the Participant terminates employment or otherwise terminates participation in the Plan, or (ii) plan termination.

(b)     The Committee, in its sole discretion, may choose to credit a pro rata Matching Contribution for a partial year.

3.03	Vesting of After-Tax Contributions, Company Matching Contributions and Earnings

(a)      A Participant’s After-Tax Contributions are 100% vested and may not be forfeited for any reason.

(b)     Except as otherwise provided in this Section 3.03(b) and Sections 3.04(b) and 4.05, Matching Contributions and earnings are fully vested if the Participant remains employed with the Company for five years beginning on the date the Company credits the Participant’s initial After-Tax Contribution to his Account.

(1)      In the event of a Participant’s death or Disability, the Participant’s Matching Contributions and earnings shall be fully vested.

(2)      In the event of a Participant’s termination of employment by the Company for any reason other than Cause, the Participant’s Matching Contributions and Earnings shall be fully vested.

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

(3)      Matching Contributions and earnings shall be fully vested on January 1, 2008 for all Plan Participants as of July 1, 2006, provided the Participant remains employed through such date.

3.04	Investment of Accounts

(a)	Cash Account

Except as provided in Section 3.05(b) below, a Participant’s Account will be deemed to be invested in an interest bearing bank account (“Cash Account”). The Cash Account shall earn interest at the highest interest rate paid on any outstanding certificate of deposit offered to customers at the Company’s subsidiary bank.

(b)	Employer Stock Account

i.

On July 25, 2006, each Participant had a one-time opportunity to notify the Company of his intention to direct the investment of his entire Cash Account as of July 25, 2006 in Employer Stock. A Participant who so elected is fully vested in his Account notwithstanding any provision to the contrary in Section 3.03.

ii.

Effective January 1, 2007, a Participant may elect to direct the investment of all or a portion of his Cash Account into Employer Stock. A Participant elects to invest in Employer Stock by notifying the Company on a day between the first and fifth day of February, May, August, and November on the form provided as Exhibit A. The investment in Employer Stock shall occur on the third business day following the fifth day of the month in which the election is made. In the event the Company is in a blackout period, the timing of elections and/or investments may be changed in the discretion of the Committee or its designee.

iii.	A Participant shall not be permitted to direct the sale of the Employer Stock that has been previously allocated to his Employer Stock Account.

iv.	Dividends on shares held for the benefit of Participant in his Employer Stock Account shall be reinvested in additional shares of Employer Stock.

v.

To prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, in the event of any corporate transaction or event such as a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination or other similar corporate transaction or event affecting Employer Stock (any such transaction or event, a “Transaction”), the Board shall in such manner as the Board deems equitable: (A) make a

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

proportionate adjustment in the number and type of securities subject to the outstanding Employer Stock Accounts (any such adjustment, an Anti-dilution adjustment); provided, in each case, that the number of shares of Employer Stock shall always be a whole number; or (B) cause any right to receive Employer Stock outstanding as of the effective date of the Transaction to be cancelled in consideration of a cash payment or alternate form of equity settlement (whether from the Company or another entity that is a participant in the Transaction) or a combination thereof made to the holder of such cancelled right substantially equivalent in value to the fair market value of such cancelled right. The determination shall be made by the Board in its sole discretion. Any adjustment made hereunder shall be binding on all Participants.

(c)	Deemed Investment

Notwithstanding any provision of this Plan that may be interpreted to the contrary, the Cash Account and Employer Stock Accounts are to be used for investment purposes only, and a Participant’s election to direct the investment of his Account into Employer Stock shall not be considered or construed in any manner as an actual investment of his or her Account into Employer Stock by the Participant. In the event that the Company or the trustee of the Hampton Roads Bankshares, Inc. Executive Savings Plan Trust, in its own discretion, decides to invest funds in Employer Stock, no Participant shall have any rights to such shares themselves. Without limiting the foregoing, a Participant’s Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.05	Company Notice to Participants

At the direction of the Board or the Committee, the Chief Executive Officer shall notify the Participant in writing of the amount of the permitted After-Tax Contributions, the schedule of the Matching Contributions, including whether such contribution is prorated for a partial year, the vesting schedule, and the applicable interest rate. Such notification shall be in a form similar to Exhibit B. The notification shall be signed by the Chief Executive Officer of the Company and the Participant and maintained by the Personnel Officer.

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

ARTICLE IV

DISTRIBUTIONS

4.01	Timing of Payment

A Participant shall begin to receive distributions from his Account as soon as administratively feasible following his termination of employment with the Company, provided however, that a Specified Employee shall receive distributions no earlier than the first day of the month next following the six-month anniversary of the Participant’s termination of employment other than in the event of Participant’s Disability or death. Distributions on account of the Participant’s Disability or death shall be paid as soon as administratively feasible.

4.02	Form of Payment

Any payment from a Participant’s Cash Account shall be made in cash and if the Participant elected to invest in Employer Stock in accordance with Section 3.04(b), Employer Stock.

4.03	Amount of Distribution

(a)      Upon death, Disability or termination of employment by the Company for any reason other than a Change of Control or Cause, the Participant shall be paid his vested Account Balance.

(b)     Upon termination of employment by the Participant for any reason other than a Change of Control, the Participant shall be paid his vested Account Balance. A Participant who is not vested shall be paid his After-Tax Contribution without any earnings.

(c)      In the event of a Change in Control where the Participant has the option to remain employed with the surviving entity and terminates his employment, the Participant shall be paid his Vested Account Balance upon such termination of employment.

(d)     In the event of a Change in Control where the Participant remains employed with the surviving entity for at least 18 months following the Change of Control, the Participant shall be paid the sum of: (1) his Account Balance regardless of whether such account is vested, and (2) five times his After-Tax Contributions upon his termination of employment.

(e)      In the event of a Change in Control where the Participant is terminated by the surviving entity, the Participant shall be paid the sum of (1) his Account Balance regardless of whether such account is vested, (2) five times his After-Tax Contributions, and (3) a severance allowance equal to the greater of (i) six (6) months salary, or (ii) the most generous severance allowance offered by the surviving entity.

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

4.04	Installment Payments

(a)	Installment Period Election

Effective January 1, 2007, a Participant may elect on the form attached as Exhibit C to receive his Account in one lump sum, or in annual installments over 5, 10 or 15 years following termination of employment. Prior to January 1, 2007, a lump sum distribution was the only payout method permitted under the Plan. In the absence of an election, the Participant shall be deemed to have his Account paid in five annual installments.

The amount of the annual installment to be paid during the calendar year in which payment begins pursuant to Section 4.01 shall be equal to (i) the total amount of the Participant’s Account, divided by (ii) the total number of installment payments to be made. As of January 1 of each subsequent calendar year, the amount of each installment shall be recalculated and shall be equal to (i) the remaining amount payable to the Participant as of January 1 of each subsequent calendar year, divided by (ii) the number of installment payments to be made in or after such subsequent calendar year. The final installment payment shall be equal to the remaining amount payable to the Participant.

(b)	Election On or Before December 31, 2007

Prior to December 31, 2007, all Participants shall make an election to be paid their Accounts either in one lump sum payment, or in installment payments. Pursuant to IRS Notice 2006-79, this election shall not be treated as a change in the timing of a payment pursuant to IRC Section 409A(a)(4). However, an election made in 2007 will not be effective to alter the timing of a payment that would otherwise be payable in 2007. A participant who terminates employment in 2007 shall be paid his account in one lump sum payment without regard to an installment election.

(c)	Elections After December 31, 2007

An election made to delay payment of any Account after December 31, 2007 shall only be effective if all of the following requirements are satisfied:

(i)	The election does not take effect until at least 12 months after the date on which such election to delay or change is made.

(ii)	In the case of any election to delay a payment, the election postpones such payment for a period of not less than 5 years from the date such payment otherwise would have been made.

(iii)	In the case of an election to delay a payment pursuant to an existing schedule, the election is made not less than 12 months prior to the first payment in such schedule.

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

(d)	Accelerated Payments

The time or schedule for payment of any distribution under the Plan may not be accelerated, except as permitted under applicable IRC Section 409A requirements.

4.05	Forfeiture

Notwithstanding any other provisions in the Plan, a Participant shall forfeit his Matching Contribution and all earnings credited under his Account if he is dismissed for Cause (or is permitted to resign or retire in lieu of dismissal) and shall be paid only his After-Tax Contributions.

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

ARTICLE V

ADMINISTRATION

5.01	Administrator

The Plan is administered by the Committee. The Committee has complete authority to take any steps the Committee, in its sole discretion, deems necessary or appropriate to carry out the purposes of the Plan. The Committee has sole, absolute and discretionary authority to interpret the provisions of the Plan. Without limiting the generality of the foregoing, the Committee may prescribe interpretive rules, procedures and forms for the administration of the Plan. In addition, the Committee in its sole discretion may delegate ministerial duties with respect to the administration of the Plan to employees of the Company or to third parties.

5.02	Indemnification

The Company shall indemnify and save harmless each member of the Board against any and all expenses and liabilities arising out of membership on the Board, excepting only expenses and liabilities arising out of a member’s own willful misconduct. Expenses against which a member of the Board shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

5.03	Claims Procedure

All claims for benefits shall be in writing in a form satisfactory to the Committee. If the Committee wholly or partially denies a Participant’s or Beneficiary’s claim for benefits, the Committee shall review the Participant’s claim in accordance with applicable procedures described in the Employee Retirement Income Security Act of 1974.

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

ARTICLE VI

AMENDMENT AND TERMINATION

6.01	Amendment

Except as provided below, the Board shall have full authority to amend the Plan prospectively or retroactively in any respect without the consent of any Participant or Beneficiary. However, the Plan may not be amended to affect adversely benefits due to Participants who are fully or partially vested. For purposes of this Plan, benefits earned and vested to the date of any such amendment shall be calculated as if the Plan were terminated on the date of such amendment.

6.02	Termination

The Board, in its sole, absolute and complete discretion, may discontinue and terminate the Plan at any time without the consent of any Participant or Beneficiary, who shall have no further right to benefits under the Plan; provided, however, that such action shall not adversely affect benefits due to Participants who are fully or partially vested in accordance with Plan section 3.02 as the date of such termination.

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

ARTICLE VII

MISCELLANEOUS

7.01	Effect on Employment Rights

Nothing contained in this Plan shall be deemed to give any Participant or employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant or employee at any time regardless of the effect which such discharge shall have upon him as a Participant in the Plan.

7.02	Unfunded Plan

Benefits under the Plan are unfunded. The rights of a Participant or Beneficiary to the Matching Contributions and earnings shall be solely those of any unsecured general creditor of the Company. Should the Company choose to invest in insurance contracts or other specific assets with a view towards providing an informal source of funds to pay benefits hereunder, any such asset shall be held in the Company’s name and shall be subject to the claims of its general creditors, and no Participant shall have any special claim or lien on any such asset. No trust or security interest is intended to be created by this document.

7.03	Retired Participant Not an Employee

A retired Participant shall not be considered an employee for any purpose under the law.

7.04	Non-Alienation

Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Committee.

7.05	Construction of the Plan

For the purposes of the Plan, the singular shall include the plural and vice versa; and the use of any gender shall include all genders.

7.06	Binding Nature

This Plan shall be binding upon and inure to the benefit of the Company, its successors and each Participant and his heirs, executors, administrators and legal representatives.

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

7.07	Governing Law

To the extent not preempted by federal law, the Plan shall be governed by the laws of the Commonwealth of Virginia, including its choice of law rules, except to the extent those rules would require the application of the law of a state other than Virginia, as in effect at the time of their adoption and executing, respectively.

7.08	Code Section 409A

Any benefit, payment or other right provided by the Plan shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code Section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1).

It is specifically intended that all elections, consents and modifications thereto under the Plan will comply with the requirements of Code Section 409A (including any transition or grandfather rules). The Employer is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements of Code Section 409A (including any transition or grandfather rules) and to declare any election, consent or modification thereto void if non-compliant with Code Section 409A.

7.09	General Restrictions

Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver Employer Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity. To the extent that the Plan provides for the issuance of stock certificates to reflect issuance of shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or applicable rules of any stock exchange.

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

ARTICLE VIII

ADOPTION

The Corporation has adopted this Plan pursuant action taken by the Board.

As evidence of its adoption of the Plan, the Hampton Roads Bankshares, Inc. has caused this document to be signed by its President and Chief Executive Officer, this 9th day of January, 2007, as amended and restated effective July 23, 2006.

HAMPTON ROADS BANKSHARES, INC.

                                                                 /s/ Jack W. Gibson

                                                                Jack W. Gibson

                                                                President and Chief Executive Officer

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

EXHIBIT A

HAMPTON ROADS BANKSHARES, INC.

EXECUTIVE SAVINGS PLAN

INVESTMENT ELECTION FORM

In accordance with Section 3.04(b)(ii) of the Executive Savings Plan, I hereby elect to direct the investment of $___________________________ from my Cash Account into Employer Stock. The Employer Stock will be held for my benefit by the Trustees of the Hampton Roads Bankshares, Inc. Executive Savings Plan Trust in accordance with the terms of the Trust. I understand that I cannot direct the Trustee to sell shares that have been allocated to my Account.

Investment elections must be made prior to the end of a calendar quarter and will be executed on the 15th of the first month of a calendar quarter. If the 15th falls on a day when the stock market is closed, the election will be executed on the next preceding business day. All investments will be executed in whole shares of Employer Stock with no fractional shares. Any remainder cash will be invested in my Cash Account. (For example, if I designate $5,000 for investment in Employer Stock and the market price of the stock on the date of investment is $12.00, my Stock Account will be credited with 416 shares, and my Cash Account will retain $8.00 ($5,000.00 minus 416 shares @ $12.00 = $4,992.00)

[ ] Purchase shares of Employer Stock through a broker in a market purchase. (The Company may elect to issue new shares at the closing market price on the date of investment.)

[ ] I will sell shares of Employer Stock that I already own to my Stock Account. The sale price of the shares will be the closing market price on the date of investment.

Participant Name: ________________________________________

Participant Signature: _____________________________________

Date: __________________________________________________

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

EXHIBIT B

HAMPTON ROADS BANKSHARES, INC.

EXECUTIVE SAVINGS PLAN

PARTICIPANT NOTIFICATION FORM

Participant’s Name	_________________________________

Authorized After-tax Contribution	_________________________________

Matching Contributions:

Frequency	_________________________________
Date(s)	_________________________________

Vesting Schedule	_________________________________

Current Interest Rate	_________________________________

(Cash Balances)

Prorate for Partial Year	[	]YES	[	]NO

Hampton Roads Bankshares, Inc.

___________________________	Date _________________

Name:______________________

Title: ______________________

Participant:

___________________________	Date: _________________

Name: _____________________

Hampton Roads Bankshares, Inc.

Executive Savings Plan

Amended and Restated Effective July 23, 2006

EXHIBIT C

HAMPTON ROADS BANKSHARES, INC.

EXECUTIVE SAVING PLAN

ELECTION OF PAYMENT FORM

Special Election Prior to December 31, 2007:

I hereby elect to receive the amount in my Account as follows:

______	Lump Sum Payment

______	Annual Installments Over 5 Years

______	Annual Installments Over 10 Years

______	Annual Installments Over 15 Years

If you make no election, you will receive your account in 5 annual installments.

This election will not be effective for payments upon termination of employment that occur in 2007. Account balances paid in 2007 under the terms of the plan shall be paid in a lump sum.

I have read the memo that accompanied this election form and I understand that a change to this election form after 2007 will result in a 5 year deferral in the payment of my Account.

_____________________________________	____________
Participant Signature	Date

Received by Hampton Roads Bankshares, Inc.:

_____________________________________	____________
Officer	Date